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                                                                    EXHIBIT 4.11

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of the _1st__ day of _SEPTEMBER__, 2004 (the "EFFECTIVE DATE"), by and between JAMES HARDIE BUILDING PRODUCTS, INC., a California corporation (the "COMPANY") and LOUIS GRIES, a resident of California (the "EXECUTIVE").

                                    RECITALS

      The Company and the Executive desire to enter into this Agreement to establish the terms and conditions of the Executive's employment by the Company during the term hereof.

      The Executive will have responsibilities for activities in companies in the James Hardie group in addition to those owed to the Company - these companies together with the Company are referred to in this Agreement as the "Group".

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions and covenants contained herein the parties agree as follows:

                                    ARTICLE I
                                     DUTIES

      1.01 Duties. The Company hereby employs the Executive, and the Executive hereby accepts such employment, as the Company's Executive Vice President -- Operations upon the terms and subject to the conditions set forth in this Agreement. The Executive will report directly to the Chief Executive Officer. The Executive shall perform such other or different duties and functions consistent with his role as Executive Vice President -- Operations as may from time to time be assigned to him by the Company's Chief Executive Officer or Board of Directors.

      1.02  Other Business.

            (a) During the term of this Agreement, the Executive agrees that during the course of the Company's business hours, he will devote the whole of his time, attention and efforts to the performance of his duties and obligations hereunder. The Executive shall not, during the term of this Agreement, engage in any activity which materially interferes with his performance of duties assigned the Executive hereunder.

            (b) The Executive shall not, during the term of this Agreement, without the written approval of the Chief Executive Officer and obtained in each instance, directly or indirectly (i) accept employment or receive any compensation for the performance of services from any business enterprise other than the Company or the Group, or (ii) enter into or be
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concerned or interested in any trade or business or public or private work
(whether for profit or otherwise and whether as partner, principal shareholder or otherwise), which may, in the absolute discretion of the Chief Executive Officer, hinder or otherwise interfere with the performance by the Executive of his duties and obligations hereunder, except as a holder of not more than five percent (5%) of any class of stock or other securities in any company which is listed and or traded on any securities market. Nothing in this Section 1.02(b) prevents the Executive from carrying out up to 15 hours per week of unpaid employment with religious, not for profit or voluntary organizations.

                                   ARTICLE II
                                TERM OF AGREEMENT

      The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the Executive leaves employment with the Company for any reason, including but not limited to resignation, termination, death or disability. The provisions of Article V of the Agreement will continue in full force and effect after the termination of the Agreement in accordance with the provisions thereof.

                                   ARTICLE III
                                  COMPENSATION

      During the term of this Agreement, the Company shall pay, or cause to be paid to the Executive in cash in accordance with the normal payroll practices of the Company for senior executive officers (including deductions withholdings and collections as required by law), the following:

      3.01 Annual Base Salary. An annual base salary ("ANNUAL BASE SALARY") will be paid equal to Four Hundred Sixty One Thousand Dollars ($461,000) per year. Adjustments in Annual Base Salary, if any, shall be determined by the Company in its sole and absolute discretion, based upon annual reviews prior to March 31 of each year of the scope of the Executive's duties and Executive's performance of such duties.

      3.02 Annual Bonus. A cash bonus (the "ANNUAL BONUS") to be paid each year pursuant to the Company's Economic Profit Bonus Plan, subject to the achievement of goals agreed by the Chief Executive Officer in accordance with this Section 3.02, at the same time bonuses are generally paid to other senior executives of the Company for the relevant fiscal year. Each year of the term of this Agreement the Chief Executive Officer shall approve objective and quantifiable annual goals which shall be reduced to writing and presented to the Executive on or before the sixtieth (60th) day after the Effective Date or the commencement of the Company's fiscal year, as appropriate. The targeted annual bonus shall be ninety percent (90%) of the Executive's Annual Base Salary on March 31, 2005 from April 1, 2004 forward.

      3.03 Gross Amounts. The Annual Base Salary and Annual Bonus set forth in this Article III shall be the gross amounts of such Annual Base Salary and Annual Bonus. The Executive is responsible for paying any and all taxes due on any amounts received by him as


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Annual Base Salary or Annual Bonus, including, but not limited to, any income tax, social security tax, Medicare tax or capital gains tax.

                                   ARTICLE IV
                                 OTHER BENEFITS

      4.01 Incentive Savings and Retirement Plans. The Executive shall be entitled to participate, during the term of this Agreement, in all incentive (including the Company's Equity Incentive Plan), savings and retirement plans, practices, policies and programs available to other senior executives of the Company. Any benefits received pursuant to this Section 4.01 shall be the gross amount of such benefits. The Executive is responsible for paying any and all taxes due on any benefits received pursuant to this Section 4.01, including, but not limited to, any income tax, social security tax, Medicare tax or capital gains tax.

      4.02 Welfare Benefits. Immediately upon the Effective Date and throughout the term of this Agreement, the Executive and/or the Executive's family, as the case may be, shall be entitled to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) in accordance with the applicable provisions thereof, at a level that is equal to other senior executives of the Company. For the avoidance of doubt, the Executive's Accident, Death and Dismemberment cover will be a minimum three times the Executive's annual base salary, or such higher amount as is agreed by the Company.

      4.03 Fringe Benefits. Immediately upon the Effective Date and throughout the term of this Agreement, the Executive shall be entitled to participate in all appropriate fringe benefit programs provided by the Company to its senior executives at comparable levels.

      4.04 Expenses. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary travel and other business expenses incurred or paid by the Executive in connection with the performance of his services under this Agreement. The Executive shall be reimbursed upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to senior executives of the Company.

      4.05 Vacation. The Executive shall be entitled to twenty (20) paid vacation days during each twelve (12) month period, beginning the Effective Date, during the term of this Agreement. Such paid vacation days shall accrue without cancellation, expiration or forfeiture.

      4.06 Car Allowance. The Company will either lease an automobile for business and personal use by the Executive, or, in the alternative, the Executive will be entitled to an automobile lease allowance not to exceed Seven Hundred Fifty Dollars ($750) per month during the term of this Agreement. Unused allowance or part thereof will be paid to the Executive. The Company shall be responsible for all costs relating thereto, including gasoline, repairs, maintenance and insurance. All automobile insurance policies for such automobile shall name


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the Company and the Executive as co-insureds. Personal taxation costs arising from the Executive's personal use of such automobile shall be the Executive's sole responsibility.

      4.07 Annual Review. The Executive's benefits under this Article IV will be reviewed annually during the review process provided in Section 3.01 above.



                                    ARTICLE V
                              RESTRICTIVE COVENANTS

      5.01  Trade Secrets. Confidential and Proprietary Business Information.

            (a) The Company has advised the Executive and the Executive has acknowledged that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Group. "Protected Information" means trade secrets, confidential and proprietary business information of the Group, any information of the Group other than information which has entered the public domain (unless such information entered the public domain through effects of or on account of the Executive), and all valuable and unique information and techniques acquired, developed or used by the Group relating to its business, operations, employees, customers and suppliers, which give the Group a competitive advantage over those who do not know the information and techniques and which are protected by the Group from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Group and any of their agents or employees.

            (b) The Executive acknowledges that the Executive will acquire Protected Information with respect to the Group and its successors in interest, which information is a valuable, special and unique asset of the Group's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Group.

            (c) Either during or after termination of employment by the Company, the Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of the Executive's employment) nor use in any manner, any Protected Information, or cause any such information of the Group to enter the public domain.

      5.02  Non-Competition

            (a) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, in accordance with Sections 6.01(b), 6.02(b), and 6.03(c) for a period of at least two (2) years, and up to four (4) years at the Company's discretion (assuming exercise of the Company's rights under 7.01(b)), after the termination of this Agreement, directly or indirectly, in any capacity, engage or participate in, or become employed


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by or render advisory or consulting or other services in connection with any
Prohibited Business as defined in Section 5.02(c).

            (b) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, in accordance with Sections 6.01(b), 6.02(b), and 6.03(c) for a period of at least two years, and up to four
(4) years at the Company's discretion (assuming exercise of the Company's rights under 7.01(b)), after the termination of this Agreement, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 5.02(b) shall, however, restrict the Executive from making any investment in any company whose stock is listed on a national securities exchange; provided that (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment.

            (c) For purposes of this Section 5.02, "Prohibited Business" shall be defined as the business of:

                  (i) marketing or selling of fiber cement products, where the marketing or selling of such products is a principal activity of the business;

                  (ii)  manufacturing or processing fiber cement products;

                  (iii) building, assembling, operating or maintaining plant and equipment, where that plant and equipment is particular to the manufacturing or processing of fiber cement products;

                  (iv) manufacturing or processing raw materials for fiber cement products where that manufacturing or processing is particular to the raw material used in fiber cement products;

                  (v) research or development activities relating to Section 5.02(c)(i)-(iv); and

and any branch, office or operation thereof, which is a competitor of the Company or which has established or seeks to establish contact, in whatever form (including, but not limited to solicitation of sales, or the receipt or submission of bids), with any entity who is at any time a client, customer or supplier of the Company (including but not limited to all subdivisions of the federal government.)

      5.03 Non-Solicitation. From the date hereof until at least two (2) years and up to four (4) years at the Company's discretion after the Executive's termination of employment with the Company, the Executive shall not, directly or indirectly (a) encourage any employee or supplier of the Group or any of their successors in interest to leave his or her employment with the Group or any of their successors in interest, (b) employ, hire, solicit or cause to be employed, hired or solicited (other than by the Group or any of their successors in interest), or encourage others to employ or hire any person who within at least two (2) years, and up to four (4) years at the


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Company's discretion, prior thereto was employed by the Group or any of their successors in interest, or (c) establish a business with, or encourage others to establish a business with, any person who within at least two (2) years, and up to four (4) years at the Company's discretion, prior thereto was an employee or supplier of the Group or any of their successors in interest.

      5.04 Disclosure of Employee-Created Trade Secrets Confidential and Proprietary Business Information. The Executive agrees to promptly disclose to the Company all Protected Information developed in whole or in part by the Executive during the Executive's employment with the Company and which relates to the Group's business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Executive's employment with the Company (excluding writings unrelated to the Company's business) are considered to be "works-for-hire" for the benefit of the Group and the Company shall own all rights in such writings.

      5.05  Survival of Undertakings and Injunctive Relief

            (a) The provisions of Sections 5.01, 5.02, 5.03 and 5.04 of this Agreement shall survive both the termination of the Executive's employment with the Company and the termination of this Agreement irrespective of the reasons for such termination.

            (b) The Executive acknowledges and agrees that the restrictions imposed upon the Executive by Sections 5.01, 5.02, 5.03 and 5.04 of this Agreement and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting the Executive's future employment by others. Furthermore, the Executive acknowledges that, in view of the Protected Information which the Executive has or will acquire or has or will have access to and in view of the necessity of the restrictions contained in Sections 5.01, 5.02, 5.03 and 5.04, any violation of any provision of Sections 5.01, 5.02, 5.03 and 5.04 hereof would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing the Executive consents and agrees that if the Executive violates any of the provisions of Sections 5.01, 5.02, 5.03 or 5.04 of this Agreement, the Company and its successors in interest as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Executive from committing or continuing any violation of such Sections of this Agreement.

      In the event of any such violation of Sections 5.01, 5.02, 5.03 and 5.04 of this Agreement, the Executive further agrees that the time periods set forth in such Sections shall be extended by the period of such violation.

                                   ARTICLE VI
                                   TERMINATION

      6.01  Termination of Employment by Voluntary Resignation /Death
/Disability.

            (a) The Executive's employment under this Agreement may be terminated:


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                  (i)   Upon voluntary resignation by the Executive in
accordance with the notification requirement provided in Article IX;

                  (ii) Upon the death of the Executive, this Agreement and the Executive's employment hereunder shall terminate immediately and without notice by the Company; or

                  (iii) In the event of the inability of the Executive to perform his duties or responsibilities thereunder, as a result of a Permanent Disability (as defined below) upon written notice by the Company. A "Permanent Disability" occurs when for a period of ninety (90) consecutive calendar days, or an aggregate of one hundred twenty (120) calendar days during any calendar year (whether or not consecutive) the Executive is unable to perform his duties or responsibilities hereunder as a result of a mental or physical ailment or incapacity. Upon the occurrence of a Permanent Disability, the Company will evaluate the Executive's condition and determine whether or not to send written notice of such Executive's termination.

            (b) Upon termination pursuant to this Section 6.01(a)(i), the Executive shall not be entitled to payment of any compensation other than salary under this Agreement earned up to the date of such termination, any accrued but unpaid vacation days, and any stock options, warrants or similar rights which have vested at the date of such termination. The Company and the Executive agree that the Company shall continue to pay the Executive his Annual Base Salary, in accordance with the Company's normal practices for other senior executives, for two (2) years after the Executive's voluntary resignation, and the Executive agrees not to violate the provisions of Section 5.02 for an equivalent period.

            (c) Upon termination pursuant to this Section 6.01(a)(ii) above, the Company shall pay or grant, to such person as the Executive designates in a notice filed with the Company, or, if no such person shall be designated, to the Executive's estate as a lump sum death benefit, an amount equal to any compensation under this Agreement earned up to the date of such termination, including salary and any accrued but unpaid vacation days. In addition, any stock options or warrants which have vested at the time such termination will be exercisable by the Executive's estate in accordance with the Company's Equity Incentive Plan. The Executive's designated beneficiary or the executor of the Executive's estate, as the case may be, shall accept the payment provided for in this Paragraph 6.01(c) in full discharge and release of the Company of and from any further obligations under this Agreement.

            (d) Upon termination pursuant to Section 6.01(a)(iii) above, the Executive shall be entitled to the benefit of disability or other relevant insurance or benefits provided pursuant to Section 4.02 above. The Executive shall not be entitled to payment of any compensation other than salary under this Agreement earned up to the date of such termination, any accrued but unpaid vacation days, and any stock options, warrants or similar rights which have vested at the date of such termination. The Company, in its sole and absolute discretion, may decide to continue to pay the Executive his Annual Base Salary, in accordance with the Company's normal practices for other senior executives, for two (2) years after the Executive's voluntary resignation, in return for the Executive not violating the provisions of Section 5.02 for


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an equivalent period and the Executive's execution, without revocation, of a
Company Release of Claims upon the effective date of the termination of the Executive's employment.

      6.02 Termination for Cause. (a) The Company may terminate the Executive's employment for Cause by giving the Executive written notice of such termination. For purposes of this Agreement, "Cause" for termination shall mean:

                  (i) the willful failure or refusal to carry out the reasonable directions of the Chief Executive Officer or Board of Directors, which directions are consistent with the Executive's duties as set forth under this Agreement;

                  (ii) a willful act by the Executive that constitutes gross negligence in the performance of the Executive's duties under this Agreement and which materially injures the Company. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest; or

                  (iii) a conviction for a violation of a state or federal criminal law involving the commission of a felony or other crime involving moral turpitude.

            (b) Upon termination for Cause, the Executive shall not be entitled to payment of any compensation other than salary under this Agreement earned up to the date of such termination, any accrued but unpaid vacation days, and any stock options, warrants or similar rights which have vested at the date of such termination. The Company and the Executive agree that the Company shall continue to pay the Executive his Annual Base Salary, in accordance with the Company's normal practices for other senior executives, for two (2) years after such termination for Cause, and the Executive agrees not to violate the provisions of Section 5.02 for an equivalent period and the Executive's execution, without revocation, of a Company Release of Claims upon the effective date of the termination of the Executive's employment.

      6.03 Termination Without Cause or Termination by Executive for Good Reason. Should the Executive's employment be terminated for a reason other than as specifically set forth in Sections 6.01 or 6.02 above, whether terminated by the Company or terminated by the Executive for Good Reason (as defined below):

            (a) the Company shall pay the Executive an amount equal to 1.5 times the Annual Base Salary applying as at the date of termination, paid in accordance with Section 6.03(c) below.

            (b) the Company shall pay the Executive an amount equal to 1.5 times the Average Annual Bonus actually paid to the Executive in accordance with
Section 6.03(c) below. For purposes of this Section 6.03, Average Annual Bonus shall mean the aggregate Annual Bonus actually paid to the Executive by the Company, including the bonus bank amounts actually paid out to the Executive, over the last three years immediately preceding the year of such termination divided by three.

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            (c)   the Company shall pay the amounts specified in each of
Sections 6.03(a) and (b) above in monthly installments, in accordance with the Company's normal payroll practices for other senior executives, for the period of eighteen months following such termination, in return for the Executive's execution, without revocation, of a Company Release of Claims upon the effective date of the termination of the Executive's employment. In addition, the Company and the Executive agree that the Company shall continue to pay the Executive additional amounts equal to his Annual Base Salary as of the date of termination of employment in accordance with the Company's normal practices for other senior executives, for up to two (2) years following the Executive's termination, and the Executive agrees not to violate the provisions of Section 5.02 above for an equivalent period and the Executive's execution, without revocation, of a Company Release of Claims at that time.

            (d) all of the stock options, warrants, retirement benefits and other similar rights, if any, granted by the Company to the Executive which are vested at the date of the termination of the Executive's employment shall remain vested. All stock options that will vest between the date of such termination of employment and the completion of the Consulting Agreement addressed in Article VII of the Agreement (or violation of Section 5.02 above if that occurs), will continue to vest on the vest dates stipulated in the grant document. All stock options unvested as of the completion of the Consulting Agreement addressed in
Article VII of the Agreement (or violation of Section 5.02 above if that occurs) will immediately expire. All stock options vested as of the completion of the Consulting Agreement addressed in Article VII of the Agreement (or violation of Section 5.02 above if that occurs) will remain exercisable until the earlier of
(i) the date such Stock Options would expire in accordance with their terms, and
(ii) 90 days after the date of completion of the Consulting Agreement and/or violation of Section 5.02 above.

            (e) all health and medical benefits shall continue for the remainder of the term of this Agreement; and the Company will pay the Executive's premium for continued coverage for medical, dental and vision benefits, if applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") for himself and, if applicable, his covered dependents for up to eighteen months following the date of the termination of Executive's employment, in accordance with the provisions of COBRA, for a period of up to eighteen months following the termination of the Executive's employment.

            The term "Good Reason," in connection with the termination by the Executive of his employment with the Company shall mean:

            (i) A diminution in the responsibilities, title or office of the Executive such that he does not serve as an executive officer of the Company (which diminution was not for Cause or the result of the Executive's disability); or

            (ii) A reduction by the Company in the Executive's Annual Base Salary to less than (a) $461,000, or (b) the Executive's Annual Base Salary at the time of such reduction.

      6.04 No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in Section 6.03 above by seeking other employment or otherwise, nor shall


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the amount of any payment provided for in Section 6.03 be reduced by any compensation earned by the Executive as a result of employment by another company, self-employment or otherwise.

                                   ARTICLE VII
                       POST-TERMINATION CONSULTING PERIOD

      7.01 In addition to the matters set forth in Article VI above, upon the termination of the Executive's employment, the Company and the Executive agree to:

      (a) Consult to the Company for two years for up to 100 hours/year and agrees not to violate Section 5.02 above, in exchange for the payment of the Executive's annual target bonus amount (paid in monthly installments), in accordance with the terms of the standard James Hardie Consulting Agreement, a copy of which is attached ("Consulting Agreement").

      (b) Additionally, the Company may elect to extend this Consulting Agreement for an additional two years, and the Executive will agree to such extension, in exchange for the amount equal to the annual base salary and target bonus for each year of extension.

                                  ARTICLE VIII
                                     RELEASE

      8.1 As a material inducement for the Company to provide compensation and certain benefits described in the Agreement, Executive, on his own behalf and on behalf of his spouse, heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Group and each of their predecessors, successors, assigns, agents, directors, officers, employees, partners, attorneys, representatives, retirement benefit plans, welfare benefit plans, divisions, subsidiaries, parent companies, affiliates (and agents, directors, officers, employees, partners, attorneys, representatives, retirement benefit plans, and welfare benefit plans of such divisions, subsidiaries, parent companies and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, "Releasees"), or any of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) (collectively, "Claims") of any nature whatsoever known or unknown, suspected or unsuspected, including but not limited to Claims arising under any compensation plan, welfare benefit plan, contract, agreement or understanding, whether express or implied, any tort or other cause of action, including but not limited to those arising under federal, state or local laws prohibiting age, sex, disability or other forms of discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, the Fair Employment and Housing Act, any regulations thereunder, state or federal common law, or any other duty or obligation of any kind or description whether express or


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implied, which Claims relate to arise out of the Executive's change in role as set out in this Agreement, and which Executive now has, owns or holds or claims to have, own or hold or which Executive at any time heretofore has owned or held or claimed to have, own or hold or claim to have, own or hold against each or any of the Releasees, except claims arising under any applicable bonus plan, pension benefit plan, medical benefit plan, dental benefit plan, or vision benefit plan in which the Executive is participating as of the date of this Agreement. The foregoing provision in this Paragraph 8.1 shall not apply to activities that are permitted under applicable law, except that Executive acknowledges that he has irrevocably waived any right to recovery against the Releasees in connection with such activities, or otherwise. This Release is not intended to restrict either Executive's or the Company's rights and obligations to abide by and/or enforce the terms and conditions of this Agreement. For the avoidance of doubt, the release set out in this Article VIII applies solely to Claims which relate to arise out of the Executive's change in role as set out in this Agreement.

      8.2 As a condition of this Release, Executive waives all rights arising under Section 1542 of the Civil Code of the State of California against Releasees. Section 1542 provides as follows:

                  A General Release does not extend to claims which a creditor does not know or suspect to exist in his favor as of the time of executing the Release which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542 and for the purpose of implementing the full and complete release and discharge of the liability of all Releasees described in Paragraph 8.1 above as of the effective date of the Agreement, Executive expressly acknowledges that the Release is intended to include and does include in its effect without limitation all Claims which Executive does not know or expect to exist in his favor against Releasees as of the time of the effective date of this Release and that this Release expressly contemplates the extinguishment of any such Claims, including attorneys' fees and costs.

      8.3 Executive acknowledges that he has been encouraged to consult with an attorney before signing this Agreement, and that he may return the signed Agreement to the Company during the period beginning with his receipt of the Agreement and ending, without Executive's revocation, twenty-one (21) days from the date Executive receives it. If Executive does sign this Agreement, Executive acknowledges that he will have seven (7) days after he executes it to voluntarily decide to revoke it, and it will not become effective until seven
(7) days has expired, without Executive's revocation, from the date Executive voluntarily chose to execute it. Executive further acknowledges that he has read this Article VIII carefully and that he knowingly and voluntarily agrees to accept the terms and conditions set forth in the Agreement, as consideration for the Release described herein. Executive further acknowledges that he was provided twenty-one (21) days within which to consider the terms of the Release, including seeking counsel, and that the consideration described within the Agreement is sufficient and adequate consideration for the Release as it reflects compensation and benefits above and beyond those to which Executive is entitled as of the date of this Release.

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
                                   ARTICLE IX
                                  MISCELLANEOUS

      9.01 Assignment, Successors. This Agreement, or any right or interest herein, may not be assigned by either party hereto, whether by operation of law or otherwise, without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Company and any assignee of or successor to the Company.

      9.02 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

      9.03 Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

      9.04 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with confirmation of receipt), delivery by a reputable overnight courier service or five (5) days following deposit in the U.S. mail (if sent by registered or certified mail, return receipt requested, postage prepaid), in each case duly addressed to the party to whom such notice or communication is to be given as follows:

            If to the Company:        JAMES HARDIE BUILDING PRODUCTS INC.
                                      Attn:  CEO
                                      26300 La Alameda, Suite 100
                                      Mission Viejo, California 92691
                                      Fax: (949) 367-1294

            With a copy to:           VP HR
                                      26300 La Alameda, Suite 100
                                      Mission Viejo, California 92691
                                      Fax: (949) 367-1294

            If to the Executive:      LOUIS GRIES
                                      c/o James Hardie Building Products Inc.
                                      26300 La Alameda, Suite 250
                                      Mission Viejo, California  92614
                                      Fax: (949) 367-1294


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Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

      9.05 Counterpart Originals. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      9.06 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

      9.07 Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the state of California, without regard to its choice of law principles.

      9.08 Effect on Other Agreements. This Agreement shall terminate and supersede all prior agreements, promises and representations regarding the terms and conditions of the Executive's employment by the Company, James Hardie Industries N.V., or any of their subsidiaries or affiliates, and any severance or other payments contingent upon termination of employment, including but not limited to a certain Employment Agreement by and between the Company and the Executive, made and entered into as of the 25th day of February, 2003.

      9.09 Extension or Renegotiation. The parties hereto agree that at any time prior to the expiration of this Agreement, they may extend or renegotiate this Agreement upon mutually agreeable terms and conditions.

      9.10 Legal Fees; Arbitration. The parties hereto expressly agree that in the event of any dispute, controversy or claim by any party regarding this Agreement, the prevailing party shall be entitled to reimbursement by the other party to the proceeding of reasonable attorney's fees, expenses and costs incurred by the prevailing party. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or otherwise arising out of the execution hereof, including any claim based on contract, tort or statute, shall be resolved, at the request of any party, by submission to binding arbitration at the Orange County, California offices of Judicial Arbitration & Mediation Services, Inc. ("JAMS"), and any judgment or award rendered by JAMS shall be final, binding and unappealable, and judgment may be entered by any state or federal court having jurisdiction thereof. Any party can initiate arbitration by sending written notice of intention to arbitrate (the "DEMAND") by registered or certified mail to all parties and to JAMS. The Demand shall contain a description of the dispute, the amount involved, and the remedy sought. The arbitrator shall be a retired or former judge agreed to between the parties from the JAMS' panel. If the parties are unable to agree, JAMS shall provide a list of three available judges and each party may strike one. The remaining judge shall serve as the arbitrator. Each party hereto intends that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. In her award, the


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arbitrator shall allocate, in her discretion, among the parties to the arbitration all costs of the arbitration, including the fees of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The parties hereto agree to comply with any award made in any such arbitration proceedings that has become final and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceeding becoming final.

      IN WITNESS WHEREOF the parties have executed this Employment Agreement on the date first written above.

                                       JAMES HARDIE BUILDING PRODUCTS INC.,
                                       a California corporation


                                       By: /s/ John Barr
                                           -------------
                                       Name:  John Barr
                                       Title: Deputy Chairman of the Board


                                       LOUIS GRIES, an individual


                                       /s/ Louis Gries
                                       ---------------
                                       Louis Gries


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